Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

THE OFFER AND SALE OF THIS NOTE AND THE ISSUANCE OF THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OFFERED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THE TRANSFER, SALE, ASSIGNMENT OR PLEDGE IS MADE IN STRICT COMPLIANCE WITH SUCH EXEMPTION.

$275,000,000	February 8, 2012

FOR VALUE RECEIVED, the undersigned, RAM ENERGY RESOURCES, INC., a Delaware corporation (“Maker” or the “Company”) hereby promises to pay to HALCON RESOURCES, LLC, a Delaware limited liability company, or its registered assigns (“Payee”), not later than 2:00 P.M. (Houston, Texas time), on the date when due, in immediately available funds at Payee’s offices at 1000 Louisiana, Suite 6905, Houston, Texas, or such other address given to Maker by Payee, the principal sum of TWO HUNDRED SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($275,000,000), together with interest, as hereinafter described. Whenever any payment of principal of, or interest on, this Note shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

This Note has been executed and delivered pursuant to, and is subject to and governed by, the terms of that certain Securities Purchase Agreement dated as of December 21, 2011, by and between Maker and Payee (the “Agreement”). This Note is the “Note” referred to in the Agreement. Unless otherwise defined herein or unless the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Agreement.

Maker reserves the right to prepay without premium or penalty, after thirty (30) days prior written notice to the Noteholder, the principal amount of this Note, in whole or in part, at any time after February 8, 2014. The Noteholder shall have the right to convert the principal amount that the Company has elected to prepay into shares of Common Stock, at the Conversion Price (as defined below), at any time after its receipt from the Company of such a prepayment notice and prior to prepayment, whether or not this Note would otherwise be convertible at such time in accordance with its terms.

Maker promises to pay interest on the outstanding principal balance hereof, prior to the occurrence of an Event of Default, at a rate equal to eight percent (8%) per annum (the “Fixed Rate”). Interest shall accrue on any amounts of principal or interest past due and owing on the

Note from the date due until paid at the rate of fifteen percent (15%) per annum (the “Default Rate”); provided, however, that in no event shall the rate of interest charged hereunder exceed the Maximum Lawful Rate. Interest shall be payable on the Note as it accrues on March 31, 2012 and continuing on each June 30, September 30, December 31 and March 31 thereafter (each, an “Interest Payment Date”) until maturity.

Notwithstanding the foregoing, and provided that no Event of Default (as hereinafter defined) has occurred and is continuing, Maker may, with respect to any Interest Payment Date through and including March 31, 2014, elect to borrow from Payee all or any portion of the interest due and payable on such Interest Payment Date and to apply such borrowing to the payment of such interest, in which event such borrowing shall automatically be added to the principal of this Note. Any such election must be made by Maker by written notice (a “PIK Election”) to the Noteholder not later than five (5) days prior to such Interest Payment Date. If Maker delivers a PIK Election to the Noteholder on a timely basis, then (i) the principal amount of this Note shall automatically be increased by an amount equal to the amount of interest to which the PIK Election relates on the specified Interest Payment Date, and (ii) such amount of interest shall no longer be deemed due and payable on such Interest Payment Date. Upon request from the Noteholder at any time, Maker shall deliver to the Noteholder, as specified by the Noteholder, one or more promissory notes of like tenor to this Note that, in the aggregate, restate this Note to accurately reflect the increased principal amount.

Interest shall be computed on this Note on the basis of the number of actual days elapsed, assuming that each calendar year consists of 360 days. The entire outstanding principal balance of this Note and all accrued but unpaid interest thereon shall be due and payable in full in a single installment on February 8, 2017.

At any time, and from time to time, after February 8, 2014, the Noteholder may elect to convert all or any portion of the amount of principal and accrued but unpaid interest on this Note as hereinafter provided.

Each $1.50 (the “Conversion Price”) of principal and accrued but unpaid interest on this Note shall be convertible into one share of Common Stock. The Conversion Price is subject to adjustment from time to time upon the occurrence of any of the events enumerated below:

1.	In the event that the Company shall (a) declare a dividend on the Common Stock in shares of its capital stock (whether shares of such Common Stock or of capital stock of any other class of the Company), (b) split or subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then (as a result of an event described in (a), (b) or (c)) the Conversion Price shall be adjusted to equal the product of the Conversion Price in effect immediately prior to such event multiplied by a fraction the numerator of which is equal to the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately prior to such event and the denominator of which is equal to the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately after the event.

2.	In the event of any capital reorganization of the Company, or of any reclassification of any Common Stock for which this Note is convertible (other than a subdivision or combination of outstanding shares of such Common Stock), or in case of the consolidation of the Company with or the merger of the Company with or into any other corporation or entity or of the sale of the properties and assets of the Company as, or substantially as, an entirety, each amount of principal and accrued but unpaid interest outstanding under the Note equal to the Conversion Price then in effect shall, after such capital reorganization, reclassification, consolidation, merger or sale, be convertible, upon the terms and conditions specified in this Note and in the Agreement, into the number of shares of stock or other securities or assets to which a holder of the number of shares of Common Stock into which such amount of principal and accrued but unpaid interest payable under the Note is convertible (at the time of such capital reorganization, reclassification, consolidation, merger or sale) would have been entitled upon such capital reorganization, reclassification, consolidation, merger or sale (in the case of a sale of properties and assets, either directly or upon any subsequent liquidation of the Company); and in any such case, if necessary, the provisions set forth in this section with respect to the rights thereafter of a holder of this Note shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or assets thereafter deliverable upon the conversion of the Note. The Company shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof, the successor or surviving entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing such assets shall assume, by written instrument, the obligation to deliver to the Noteholder the shares of stock, securities or assets to which, in accordance with the foregoing provisions, such Noteholder may be entitled pursuant to this section.

3.	If any event occurs that is similar to the types of events contemplated by the provisions of the foregoing subparagraphs 1 and 2, but is not expressly provided for by such provisions, then the Board of Directors of the Company shall make an appropriate adjustment to the Conversion Price or the terms of this Note (including, if appropriate, in the number and type of securities that may be obtained upon conversion hereof) so as to protect the rights of the Noteholder and give effect to the purpose and intent of the Agreement and this Note; provided, however, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to the foregoing subparagraphs 1 and 2. Without the prior approval of the Noteholder, the Company will not take any action (including but not limited to entering into any agreement, increasing the par value per share of Common Stock, or decreasing the number of authorized but unissued shares of Common Stock) that would interfere with the full exercise of the conversion rights in accordance with this Note.

4.	If any question shall at any time arise with respect to the Conversion Price or the number of shares issuable upon conversion of this Note, such question shall be determined by an independent firm of certified public accountants of recognized national standing selected by the Noteholder and acceptable to the Company.

5.	Notwithstanding anything in this Note to the contrary, the Company shall not be permitted to take any action described in subparagraphs 1 through 3 above, if such action is prohibited under any other provision of this Note or the Agreement.

6.	Upon any adjustment of the Conversion Price, the Company shall promptly, but in any event within thirty (30) days thereafter, cause to be given to the Noteholder, at its address appearing on the Note Register, by first class mail, postage prepaid, a certificate signed by the Company’s Chief Financial Officer setting forth the Conversion Price as so adjusted and describing in reasonable detail the facts accounting for such adjustment and setting forth the calculation of such adjustment. Where appropriate, such certificate may be given in advance and included as part of the notice required to be mailed under the following provisions of subparagraph 7 below.

7.	If at any time while the Note is convertible in accordance with its terms (or would become convertible as a result of the consummation of any transaction or action specified below that involves a Change of Control):

(a) the Company shall authorize the issuance to any or all holders of its Common Stock of any additional shares of Common Stock or any other capital stock or other securities of the Company, or of rights or warrants to subscribe for or purchase capital stock or other securities of the Company, or of any other subscription rights or warrants; or

(b) any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or any capital reorganization or reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) is authorized or proposed; or

(c) the voluntary dissolution, liquidation or winding up of the Company is authorized or proposed; or

(d) the Company proposes to take any other action that would require an adjustment of the Conversion Price;

then the Company shall cause to be given to the Noteholder at its address appearing on the Note Register, by first class mail, postage prepaid, a written notice describing the material terms and conditions of such proposed action or transaction at least twenty (20) days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such action or transaction, and the Company shall take all steps reasonably necessary in order to ensure that such Noteholder is given the practical opportunity to convert the Note prior to such time so as to be able participate in or vote with respect to such action or transaction.

If the Noteholder elects to convert all or a portion of the outstanding principal and accrued but unpaid interest under this Note, then the Noteholder shall deliver the Note to the Company in exchange for a certificate or certificates for the number of whole Conversion Shares to which the Noteholder is entitled under the terms hereof. In the event that the Noteholder has elected to convert less than all of the outstanding principal and accrued but unpaid interest under the Note, the Noteholder will also receive a restated promissory note of like tenor setting forth the remaining balance of principal and any accrued but unpaid interest. To the extent permitted by law, such conversion shall be deemed to have been made immediately prior to the close of business on the date on which the Noteholder delivers the Note to the Company for exchange for the Conversion Shares and, if applicable, the restated promissory note, and the Noteholder shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

Notwithstanding any other provision of this Note or the Agreement, immediately prior to the occurrence of a Change of Control (other than a Change of Control caused by or resulting to any material extent from any sales of the Common Stock Shares, Conversion Shares or Warrant Shares by the Noteholder or any of its Affiliates), and at any time, and from time to time, thereafter the entire principal balance of this Note and all accrued but unpaid interest may, at the election of the Noteholder, be converted into Conversion Shares at the Conversion Price.

No fractional shares or script of Common Stock shall be issued upon conversion of all or a portion of the outstanding principal and accrued but unpaid interest under this Note. In lieu of a fractional share of Common Stock to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Per Share Stock Price of one share of Common Stock on the date of conversion.

The Noteholder may elect at any time, and from time to time, by written notice to Maker (which notice may be combined with or delivered as part of the exercise notice contemplated by the Warrant Certificate), to apply all or any portion of the outstanding principal balance of this Note to the payment of all or a portion of the aggregate Warrant Exercise Price (as defined in the Warrant Certificate) to purchase Warrant Shares pursuant to the exercise by the Noteholder of outstanding Warrants, whether or not the Noteholder would have the right at the time of such exercise to convert such principal into Conversion Shares under this Note. Upon the effectiveness of any such Warrant exercise, the specified amount of principal shall automatically be deemed to be applied to the payment of the applicable portion of the aggregate Warrant Exercise Price and the outstanding principal balance of this Note shall automatically be reduced by such amount.

If one or more of the following events (collectively, “Events of Default” and individually, an “Event of Default”) shall have occurred and be continuing:

(a) the Company shall fail to pay when due any principal or interest on this Note;

(b) any representation, warranty, certification or statement made or deemed to have been made by the Company in the Agreement or any of the other Transaction Documents or by the Company or any other Person on behalf of the Company in any certificate, financial statement or other document delivered pursuant to the Agreement or any of the other Transaction Documents, shall prove to have been incorrect in any material respect when made or at the time of Closing, but only if the Noteholder would have a valid claim for indemnification against the Company therefor under the Agreement;

(c) a default or event which, with the giving of notice, lapse of time or both could (unless cured or waived) become a default, shall occur under the terms of any document evidencing, securing or otherwise relating to any Debt of the Company or any of its Subsidiaries having a principal balance of $500,000 or more (including, without limitation, the Senior Debt or any Debt intended to replace the Senior Debt);

(d) the Company or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(e) an involuntary case or other proceeding shall be commenced against the Company or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Company under the federal bankruptcy Laws as now or hereafter in effect;

(f) one (1) or more judgments or orders for the payment of money aggregating in excess of $500,000 shall be rendered against the Company or any of its Subsidiaries and such judgment or order (i) shall continue unsatisfied and unstayed for a period of thirty (30) days, or (ii) is not fully paid and satisfied at least ten (10) days prior to the date on which any of its assets may be lawfully sold to satisfy such judgment or order; or

(g) any Change of Control other than a Change of Control caused by any sales of the Common Stock Shares, Conversion Shares or Warrant Shares by the Noteholder or any of its Affiliates;

then, so long as any such event is continuing, the Noteholder shall have the right, without notice or demand of any kind (including, without limitation, demand, presentment, notice of demand or dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, and declaration or notice of acceleration), all of which are hereby waived, to take any and all actions as may be permitted by the Transaction Documents.

Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, the holder hereof may, at its option, declare the entire unpaid principal of and accrued but unpaid interest on this Note immediately due and payable (a “Declaration of Acceleration”) (provided that, upon the occurrence of an Event of Default specified in clause (d) or (e) of the preceding paragraph, such acceleration shall be automatic), without notice or demand of any kind (including, without limitation, demand, presentment, notice of demand or dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, and declaration or notice of acceleration), all of which are hereby waived, and the holder hereof shall have the right to offset against this Note any sum or sums owed by the holder hereof to Maker. Notwithstanding the foregoing, with respect to an Event of Default specified in paragraph (b), (c), (f) or (g) above, a Declaration of Acceleration may be made only by the holder or holders of a majority of the aggregate then outstanding principal amount of this Note and all then-outstanding promissory notes that shall have been issued upon the transfer or exchange of any portion of the principal of the original Note dated February 8, 2012, in the original principal amount of Two Hundred Seventy-Five Million and no/100 dollars ($275,000,000), issued to Payee pursuant to the Agreement or any successor promissory note.

After the occurrence of an Event of Default, interest shall accrue on the outstanding principal balance of this Note and, to the extent permitted by applicable Law, on accrued but unpaid interest, at the Default Rate.

After the occurrence of an Event of Default, all amounts collected or received by the Noteholder in respect of the Obligations shall be applied, first, to the payment of all proper costs incurred by the Noteholder in connection with the collection thereof (including reasonable fees, expenses and disbursements of counsel for the Noteholder), second, to the payment of all accrued but unpaid interest on the Note, third, to unpaid principal under the Note, and fourth, to the Noteholder, the Company or any other Person entitled to such proceeds under applicable Law.

The Company shall maintain, at the principal offices of the Company, the Note Register for registration of the Note and transfers thereof. On the Closing Date, the Company shall register this Note issued to Payee. The Company may deem and treat the registered Noteholder as the absolute owner of the Note registered to such Noteholder and (notwithstanding any notation of ownership or other writing on the Note made by any Person) for the purpose of any conversion thereof or any payment or distribution to the Noteholder, and for all other purposes.

Upon satisfaction of each condition set forth in Article V of the Agreement, the Company shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Company at the offices of the Company, accompanied (if so required by it) by a written instrument or instruments of transfer in form satisfactory to it, duly executed by the registered Noteholder or by the duly appointed legal representative thereof. Upon any such registration of transfer, a new promissory note of like tenor evidencing the transferred portion of this Note shall be issued to the transferee and the surrendered Note shall be canceled. If less than the entire principal amount of this Note is to be transferred, a new promissory note of like tenor shall be issued to the Noteholder evidencing such remaining principal balance.

This Note may be exchanged at the option of the Noteholder, when surrendered to the Company at the principal offices of the Company, for another promissory note or multiple promissory notes of like tenor and representing in the aggregate a like principal amount. Upon surrender for exchange, this Note shall be canceled.

If this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of and substitution for the Note lost, stolen or destroyed, a new promissory note of like tenor and representing the same outstanding principal, but only upon receipt of evidence satisfactory to the

Company of such loss, theft or destruction of this Note and, if requested, indemnity satisfactory to it. No service charge shall be made for any such substitution, but all expenses and reasonable charges associated with procuring such indemnity and all stamp, Tax and other governmental duties that may be imposed in relation thereto shall be borne by the Noteholder.

If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay the court costs, reasonable attorneys’ fees, and other costs of collection of the holder hereof.

Maker, and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive notice or demand of any kind (including, without limitation, demand, presentment, notice of demand or dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, and declaration or notice of acceleration), and agree that their liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

This Note is a senior unsecured obligation of Maker and is intended to rank pari passu with all other existing and future senior unsubordinated Debt of the Company. Except as may be agreed in writing by the holder of this Note, this Note shall not rank junior in right of payment to any other Debt. Notwithstanding the foregoing, Payee understands that this Note may be effectively subordinated to existing or future secured indebtedness of the Company with respect to the assets and properties pledged as collateral therefor, to the extent that a lien or security interest is validly created and perfected in such assets and properties.

Except as expressly set forth herein, this Note may be amended only by means of a written instrument executed by the Company and by the registered holder hereof.

THIS NOTE AND THE OTHER TRANSACTION DOCUMENTS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

“MAKER”

RAM ENERGY RESOURCES, INC.

By:	/s/ Larry E. Lee
Name:	Larry E. Lee
Title:	President and CEO